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                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                                                      Fiscal Quarter Ended
                                                                                ----------------------------------
                                                                                January 25,            January 26,
                                                                                    2003                  2002
                                                                                ------------           -----------
Earnings (loss) from continuing operations before taxes                         $     (9,704)          $    16,448
Fixed charges from continuing operations
      Interest expense and amortization of debt discount and
         and issuance costs on all indebtedness                                        3,350                 1,310
      Interest included in rent                                                        1,810                 1,564
                                                                                ------------           -----------
Total fixed charges from continuing operations                                         5,160                 2,874
                                                                                ------------           -----------
Earnings (loss) before taxes and fixed charges                                  $     (4,544)          $    19,322
                                                                                ============           ===========
Ratio of earnings to fixed charges (1)                                             (0.9x) (2)                 6.7x
Coverage deficiency                                                             $      9,704           $        --
                                                                                ------------           -----------

(1) The ratio of earnings to fixed charges was computed by dividing earnings (earnings from continuing operations before taxes adjusted for fixed charges from continuing operations) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(2) Earnings were inadequate to cover fixed charges. For the quarter ended January 25, 2003, the Company needed additional earnings of $9.7 million to achieve a ratio of earnings to fixed charges of 1.0x.